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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-53445) pertaining to the Nanophase Technologies Corporation Amended and Restated 1992 Stock Option Plan and in the Registration Statement (Form S-8 No. 333-74170) pertaining to the Nanophase Technologies Corporation 2001 Equity Compensation Plan, of our report dated February 2, 2001, with respect to the financial statements and schedule of Nanophase Technologies Corporation as of December 31, 2000 and for the year ended December 31, 2000, included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

                                             /s/ Ernst & Young LLP
                                             Ernst & Young LLP

Chicago, Illinois
March 28, 2003